Exhibit 11

                         THE GENLYTE GROUP INCORPORATED
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
            FOR THE THREE MONTHS ENDED JULY 1, 1995 AND JULY 2, 1994
                     (000'S OMITTED, EXCEPT PER SHARE DATA)
                                  (Unaudited)



                                                        1995             1994
                                                     ---------        ---------
PRIMARY EARNINGS PER SHARE:
Net Income ......................................... $   1,911        $   1,578
Average Common Shares Outstanding ..................    12,732           12,732
Common Shares Issuable in Respect to Common Stock
Equivalents, with a  Dilutive Effect ...............        28                0
Total Common and Common Equivalent
  Shares ...........................................    12,760           12,732
Primary Earnings per Share ......................... $     .15        $     .12

FULLY DILUTED EARNINGS PER SHARE:
Net Income Applicable to Common
  Stock and Common Stock Equivalents ............... $   1,911        $   1,578
Total Common and Common Equivalent
  Shares ...........................................    12,732           12,731
Additional Common Shares Assuming
  Full Dilution ....................................        74                5
Total Common Shares Assuming
  Full Dilution ....................................    12,806           12,736
Fully Diluted Earnings per Share ................... $     .15        $     .12

                                                                     Exhibit 11


                         THE GENLYTE GROUP INCORPORATED
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
             FOR THE SIX MONTHS ENDED JULY 1, 1995 AND JULY 2, 1994
                     (000'S OMITTED, EXCEPT PER SHARE DATA)
                                  (Unaudited)



                                                          1995           1994
                                                       ---------      ---------
PRIMARY EARNINGS PER SHARE:
Net Income ..........................................  $   3,533      $   2,842
Average Common Shares Outstanding ...................     12,732         12,732
Common Shares Issuable in Respect to Common Stock
Equivalents, with a  Dilutive Effect ................         15              0
Total Common and Common Equivalent
  Shares ............................................     12,747         12,732
Primary Earnings per Share ..........................  $     .28      $     .22

FULLY DILUTED EARNINGS PER SHARE:
Net Income Applicable to Common
  Stock and Common Stock Equivalents ................  $   3,533      $   2,842
Total Common and Common Equivalent
  Shares ............................................     12,732         12,731
Additional Common Shares Assuming
  Full Dilution .....................................         45              3
Total Common Shares Assuming
  Full Dilution .....................................     12,777         12,734
Fully Diluted Earnings per Share ....................  $     .28      $     .22